MFA
MORTGAGE INVESTMENTS, INC
350 Park Avenue
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

October 3, 2005	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA

800-892-7547

www.mfa-reit.com

MFA Mortgage Investments, Inc.

Announces Third Quarter 2005 Common Dividend of $0.05

MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.05 per share of common stock for the third quarter of 2005. The dividend will be paid on October 28, 2005 to stockholders of record on October 14, 2005.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, commented, “As previously indicated, increases in the target federal funds rate have increased the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a narrowing of spreads. The U.S. Federal Open Market Committee has increased the target federal funds rate by 25 basis points at 11 consecutive meetings and their September 20, 2005 statement suggests that Fed officials anticipate more tightening ahead. We anticipate that this period of reduced portfolio spreads will continue until the Federal Reserve has completed its monetary policy tightening. In addition, due to the flattening yield curve, cashout refinancing opportunities and the availability of lower monthly payment interest-only mortgages, MFA’s prepayment rates continue to be at elevated levels, further impacting already narrowed spreads.”

“We anticipate that spreads should rebound after this cycle of federal funds rate increases ends. MFA continues to focus on high quality, higher coupon hybrid and adjustable-rate MBS assets. Over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. Due to the fact that MFA’s assets have interest rates that reset after initial fixed terms, the coupons on these assets are adjusting upward over time as short-term interest rates rise.”

MFA seeks primarily to generate income from investment on a leveraged basis in high-quality adjustable-rate and hybrid MBS and other assets. At June 30, 2005, MFA’s assets totaled approximately $7.1 billion, of which approximately 99% consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.